Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of                     , 2005 (the “Effective Date”), by and between Vision Bank, an Alabama banking corporation (the “Alabama Bank”), Vision Bank, a Florida banking corporation (the “Florida Bank”; together with the Alabama Bank collectively referred to as the “Banks”), and Vision Bancshares, Inc., an Alabama corporation (“Corporation”); hereinafter together with the Banks collectively referred to as “Employer”); and J. Daniel Sizemore (“Executive”).

Recitals

WHEREAS, the Employer recognizes the Executive’s expertise in connection with his employment with the Corporation and the Banks; and

WHEREAS, the Executive currently serves as the Chairman, Chief Executive Officer and President of the Corporation and Chairman and Chief Executive Officer of the Banks and has agreed to continue serving in such capacities; and

WHEREAS, the Corporation and the Executive have heretofore entered into an Employment Agreement dated the      day of                     ,              containing similar terms and conditions as this Agreement (the “Prior Agreement”); and

WHEREAS, this Corporation and the Executive believe the Prior Agreement should be amended and restated in its entirety and have heretofore agreed to enter into this Agreement, which shall supersede and replace the Prior Agreement.

Agreement

NOW THEREFORE, in consideration of the mutual recitals and covenants contained herein, the parties hereby agree as follows:

1. Employment. Employer agrees to employ Executive, and Executive agrees to be employed by Employer, subject to the terms and provisions of this Agreement.

2. Term. The employment of Executive by Employer as provided in Section 1 shall commence on the Effective Date and shall terminate as provided in this Section 2 or in accordance with the provisions of Section 7 hereof (the “Employment Period”). This Agreement shall automatically renew and the term shall be extended for one additional day on each day after the Effective Date so that the term of this Agreement shall always be three years, unless (i) the Employer gives the Executive three (3) years advance notice in writing that the Agreement is no longer to be extended or (ii) the Agreement is terminated otherwise as provided in Section 7 (the “Term”). Failure by the Employer to extend this Agreement shall be deemed a termination by Employer for reasons “Other than For Cause” under Section 7(e).

3. Duties; Extent of Services. Executive shall perform for Employer all duties incident to the positions of (i) Chairman, Chief Executive Officer and President of the Corporation and (ii) Chairman and Chief Executive Officer of the Banks. For the remaining term of this Agreement, at each annual meeting of the shareholders of the Corporation and the Banks, Executive shall be nominated and elected to serve as a director of the Corporation and the Banks. In addition, Executive shall engage in such other services for Employer or its affiliates as Employer from time to time shall direct. Executive shall use his best efforts in, and devote his entire time, attention, and energy, to Employer’s business; provided that nothing contained herein is intended to prohibit Executive from spending a reasonable amount of time managing his personal investments and discharging his civic responsibilities as long as such activities do not interfere with his duties and obligations under this Agreement.

4. Compensation. During the Term of this Agreement:

a. Executive’s base salary shall be an amount not less than the salary received by the Executive as of the Effective Date, plus incentive bonus and stock options. Executive’s annual bonus may be up to 30% of his base salary, depending upon performance of the Banks and his personal performance goals, which shall be set from time to time by the Banks’ board of directors. In addition, Executive’s bonus may be increased based upon Executive’s performance and the Employer’s incentive program.

b. Employer shall provide term life insurance equal to three times base compensation, plus group term life insurance policies on dependents in commercially reasonable amounts (subject to insurability).

c. Employer shall provide fully paid health insurance for the Executive and dependants in accordance with Employer’s customary plan.

d. Employer shall provide a monthly car allowance for Executive of $750.00, plus mileage at current IRS-allowed reimbursed rates.

e. Executive shall be entitled to participate in standard retirement and benefit plans offered by Employer, including profit-sharing, 401(k), etc.

f. Employer shall pay all fees for any clubs which Executive joins at Employer’s request.

g. Executive shall be entitled to vacation, sick days, and holidays pursuant to Employer’s standard policies.

h. Executive shall be entitled to full participation in other executive level compensation plans offered by the Corporation and affiliates until termination of this Agreement.

i. In addition to any options held by the Executive as of the Effective Date, the Executive shall be awarded stock options in the amount and on the terms as determined from time to time by the Compensation Committee of the board of directors of the Corporation.

5. Disclosure of Information. Executive will not, during or after the Term of this Agreement, (i) disclose any written confidential information of Employer to any person, firm,

corporation, association, or other entity not employed by or affiliated with Employer for any reason or purpose whatsoever except as in response to legal process, or (ii) use any written confidential information for any reason other than to further the business of Employer. Executive agrees to return any written confidential information, and all copies thereof, upon the termination of Executive’s employment (whether hereunder or otherwise). Without regard to whether the foregoing matters will be deemed confidential, material, or important, the Employer and Executive stipulate that as between them, such matters are important, material, and confidential and affect the effective and successful conduct of the business of Employer and Employer’s goodwill, and that any breach of the terms of this paragraph shall be a material a breach of this Agreement, entitling Employer to injunctive relief, suit for monetary damages or any other relief available to Employer.

6. Non-Competition and Non-Solicitation.

a. In the event the Executive’s employment is terminated for any reason, the Executive, for the period immediately following the date of termination to the third anniversary of the date of termination, will not, without the prior written approval of the Corporation’s board of directors, directly or indirectly (i) own greater than 5% equity interest in any class of stock of, or manage, operate, participate in, be employed by, perform consulting services for, or otherwise be connected in any manner with, any bank holding company or any depository institution located within a 50-mile radius of Gulf Shores, Alabama or Panama City, Florida which is competitive with the business of Corporation or the Banks; (ii) solicit or induce any employee of the Banks, Corporation or the holding company owning the Banks to terminate such employment or to become employees of any other person or entity; (iii) solicit any customer, supplier, contractual party of Corporation, the Banks or the holding company owning the Banks or any other person with whom each of them has business relations to cease doing business with Corporation, the Banks or holding company owning the Banks; or (iv) in any way interfere with the relationship of the Banks, Corporation or holding company owning the Banks and any of their respective employees, customers, suppliers, contractual parties or any other person with whom each of them has business relations.

b. The Executive agrees that each of the covenants set forth above in Section 6(a) are reasonable with respect to its duration, geographical area and scope. In the event of a breach by the Executive of any covenant set forth in Section 6(a) of this Agreement, the term of such covenant shall be extended by the period of the duration of such breach. In the event that, notwithstanding the foregoing, any of the provisions of Section 6(a) shall be declared by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though said invalid or unenforceable provisions had not been included therein. In the event that any provision of Section 6(a) shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the term, condition or aspect deemed reasonable and enforceable by the court shall be incorporated into the applicable section of this Agreement, shall replace the term, condition or aspect deemed by the court to be unreasonable and unenforceable, and shall remain enforceable to the fullest extent permitted by law.

c. The Executive and the Employer recognize and agree that the violation of the provisions of Sections 5 and 6(a) cannot be adequately or reasonably compensated in damages and that, in addition to any other relief to which the Employer may be entitled by reason of such violation, it shall also be entitled to permanent and temporary injunctive and equitable relief.

d. Sections 5 and 6(a) shall survive the termination of the Executive’s employment with the Employer for any reason.

e. In consideration for the Non-Competition and Non-Solicitation provisions bargained for in this Agreement, the Corporation will pay $900,000 to Executive in the event of a Change in Control (as hereinafter defined) if Executive is employed by the Employer on such date.

7. Termination. The Employment Period may be terminated in the following manner:

a. Termination on Death or Disability. The Employment Period shall automatically terminate upon the death or Disability of the Executive. The term “Disability” shall mean the Executive’s becoming physically or mentally disabled such that he is unable to perform his duties to the Employer for a period of 180 consecutive days.

b. Termination upon Notice. The Employment Period may be terminated by the Executive at any time upon thirty (30) days written notice to Corporation. The Employment Period may be terminated by Corporation at any time “Other than For Cause” upon thirty (30) days written notice to Executive.

c. Termination for Cause. The Employment Period may be terminated immediately by Corporation for “Cause” at any time during the Employment Period upon written notice to the Executive, which notice shall state the facts constituting such “Cause.” For the purpose of this Section 7(c), the term “Cause” shall mean (i) willful misconduct or gross malfeasance, or an act or acts of gross negligence in the course of employment or any material breach of the Executive’s obligations contained herein; (ii) any intentional material misstatement or material omission to the Corporation’s board of directors, the boards of directors of the Banks, the board of directors of the holding company owning the Banks, or any member or committee thereof, respectively, with respect to the business, financial condition, or results of operations of Corporation; (iii) the intentional failure of the Executive to follow the reasonable instructions or the policies of the Board of the Corporation, the Boards of the Banks, or any member or committee thereof; (iv) the Executive’s conviction, admission or confession of any felony; or (v) the intentional violation by the Executive of applicable state and federal banking regulations, rules or other statutes.

d. For Cause: Death or Disability; On the Executive’s Notice. Unless otherwise stated in this Agreement, in the event Executive’s employment is terminated (i) by Corporation for Cause under Section 7(c) hereof, (ii) as a result of the Executive’s death or disability under Section 7(a) hereof, or (iii) by the Executive under Section 7(b) hereof, the Executive shall be entitled to only (A) severance benefits as provided by the Employers general procedures and practices, if any, (B) payment of the pro rata portion of the Executive’s salary through and including the date of the termination, (C) reimbursable expenses incurred but not yet reimbursed to the Executive at the time of termination, and (D) such employee benefits as may be due to Executive pursuant to the provisions of the benefit plans which govern such issues.

e. Other than For Cause. In the event the Executive’s employment is terminated under Section 7(b) Other than For Cause, then for a period of three years from the date of termination of Executive’s employment, or for the remainder of the term of this Agreement if this Agreement is not extended under Section 2, as applicable, (i) Executive shall continue to receive the annual base salary provided under Section 4(a) (excluding bonus) in effect immediately prior to the date his employment is terminated (less disability payments, if any, received by Executive), and (ii) the Employer shall continue to provide medical, dental, life insurance and other welfare benefits (the “Welfare Benefits”) to the Executive, his spouse and his eligible dependents on the same basis and at the same cost as such benefits were provided to the Executive immediately prior to his date of termination; provided that if the terms of the plans governing such Welfare Benefits do not permit such coverage, the Corporation will provide such Welfare Benefits to the Executive with the same after tax effect. Notwithstanding the foregoing, the Welfare Benefits otherwise receivable by the Executive pursuant to this Section 7(e) shall be reduced or eliminated to the extent Executive becomes eligible to receive comparable Welfare Benefits at substantially similar costs from another employer. Compliance by the Executive with Sections 5 and 6 of this Agreement is a condition precedent to Corporation’s obligation to provide, or to continue to provide, the payments and Welfare Benefits referred to in this Section 7(e).

f. Change in Control.

(1) For purposes of this Section 7(f), “Change in Control” shall mean the occurrence during the term of this Agreement of any of the following events: (i) a merger, consolidation or other corporate reorganization of the Corporation in which the Corporation does not survive, or a sale of all or substantially all of the assets of the Corporation, (ii) when any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than the Corporation, any subsidiary of the Corporation, or any Corporation employee benefit plan, including its trustee), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under such Exchange Act), directly or indirectly, of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding securities; or (iii) individuals who currently constitute the directors of the Corporation, or who become directors of the Corporation upon nomination or election by the directors of the Corporation, other than through an actual or threatened stockholder election contest, cease for any reason to constitute a majority of the directors of the Corporation or its successor.

(2) Within ten (10) business days after the occurrence of a Change in Control, the Corporation shall pay to the Executive a lump sum cash payment equal to three (3) times the Executive’s annual base salary in effect immediately prior to the time the Change in Control occurs, provided that the amount paid under Section 6(e) hereof shall be credited against such payment but in no event shall Executive owe money to the Corporation as a result of such credit.

(3) Upon a Change in Control, neither the Corporation, the Banks nor any of their subsidiaries and affiliates shall have any rights in the key man life insurance policy on Executive issued by Alfa Life Insurance Company with policy number K21584 (the “Policy”); provided, however, the Executive shall be responsible for the payment of any future premiums with respect to the policy due on or after the date of the Change in Control.

8. Make Whole Payments. If any amount payable to the Executive by the Employer or any subsidiary or affiliate thereof, whether under this Agreement or otherwise (a “Payment”), is subject to any tax under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar federal or state law (an “Excise Tax”), the Employer shall pay to the Executive an additional amount (the “Make Whole Amount”) which is equal to (i) the amount of the Excise Tax, plus (ii) the aggregate amount of any interest, penalties, fines or additions to any tax which are imposed in connection with the imposition of such Excise Tax, plus (iii) all income, excise and other applicable taxes imposed on the Executive under the laws of any Federal, state or local government or taxing authority by reason of the payments required under clause (i) and clause (ii) and this clause (iii).

a. For purposes of determining the Make Whole Amount, the Executive shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal and foreign income tax laws for the year in which the Make Whole Amount is paid. The Make Whole Amount payable with respect to an Excise Tax shall be paid by the Employer coincident with the Payment with respect to which such Excise Tax relates.

b. All calculations under this paragraph 8 shall be made initially by the Employer and the Employer shall provide prompt written notice thereof to the Executive to enable the Executive to timely file all applicable tax returns. Upon request of the Executive, the Employer shall provide the Executive with sufficient tax and compensation data to enable the Executive or his tax advisor to independently make the calculations described in subparagraph (a) above and the Employer shall reimburse the Executive for reasonable fees and expenses incurred for any such verification.

c. If the Executive gives written notice to the Employer of any objection to the results of the Employer’s calculations within 60 days of the Executive’s receipt of written notice thereof, the dispute shall be referred for determination to tax counsel selected by the independent auditors of the Employer (“Tax Counsel”). The Employer shall pay all fees and expenses of such Tax Counsel. Pending such determination by Tax Counsel, the Employer shall pay the Executive the Make Whole Amount as determined by it in good faith. The Employer shall pay the Executive any additional amount determined by Tax Counsel to be due under this paragraph 8 (together with interest thereon at a rate equal to 120% of the Federal short term rate determined under section 1274(d) of the Code) promptly after such determination.

d. The determination by Tax Counsel shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a “Tax Authority”) determines that the Executive owes a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by Tax Counsel.

e. If a Taxing Authority makes a claim against the Executive which, if successful, would require the Employer to make a payment under this paragraph 8, the Executive agrees to contest the claim on request of the Employer subject to the following conditions:

(1) The Executive shall notify the Employer of any such claim within 10 days of becoming aware thereof. In the event that the Employer desires the claim to be contested, it shall promptly (but in no event more than 30 days after the notice from the Executive or such shorter time as the Taxing Authority may specify for responding to such claim) request the Executive to contest the claim. The Executive shall not make any payment of any tax which is the subject of the claim before the Executive has given the notice or during the 30 day period thereafter unless the Executive receives written instructions from the Employer to make such payment together with an advance of funds sufficient to make the requested payment plus any amounts payable under this paragraph 8 determined as if such advance were an Excise Tax, in which case the Executive will act promptly in accordance with such instructions.

(2) If the Employer so requests, the Executive will contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Employer; provided, however, that any request by the Employer for the Executive to pay the tax shall be accompanied by an advance from the Employer to the Executive of funds sufficient to make the requested payment plus any amounts under this paragraph 8 determined as if such advance were an Excise Tax. If directed by the Employer in writing the Executive will take all action necessary to compromise or settle the claim, but in no event will the Executive compromise or settle the claim or cease to contest the claim without the written consent of the Employer; provided, however, that the Executive may take any such action if the Executive waives in writing his right to a payment under this paragraph 8 for any amounts payable in connection with such claim. The Executive agrees to cooperate in good faith with the Employer in contesting the claim and to comply with any reasonable request from the Employer concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim. Upon request of the Employer, the Executive shall take appropriate appeals of any judgment or decision that would require the Employer to make a payment under this paragraph 8. Provided that the Executive is in compliance with the provisions of this section, the Employer shall be liable for and indemnify the Executive against any loss in connection with, and all costs and expenses, including attorneys, fees, which may be incurred as a result of, contesting the claim, and shall provide to the Executive within 30 days after each written request therefor by the Executive cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by the Executive as a result of contesting the claim.

f. Should a Tax Authority finally determine that an additional Excise Tax is owed, the Employer shall pay an additional amount to the Executive in a manner consistent with this paragraph 8 with respect to any additional Excise Tax and any assessed interest, fines, or penalties. If any Excise Tax as calculated by the Employer or Tax Counsel, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then the Executive shall repay such excess to the Employer within 30 days of such determination; provided that such repayment shall be reduced by the amount of any taxes paid by the Executive on such excess which is not offset by the tax benefit attributable to the repayment.

9. Notice. All notices, requests, consents and other communications hereunder shall be in writing and shall be mailed by (i) first class certified or registered mail, postage prepaid, (ii) overnight courier, or (iii) electronic transmission addressed as follows:

a. If to the Corporation or the Banks, at 2200 Stanford Road, Panama City, Florida 36542; Attention: Bill Blackmon;

b. If to the Executive, at 2200 Stanford Road, Panama City, Florida 36542; Attention: J. Daniel Sizemore.

10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Alabama. This Agreement supersedes and cancels any prior employment agreement or understanding entered into between Executive and the Banks or Executive and the Corporation.

11. Validity. The invalidity of any provision or provisions of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity of a portion of any provision of this Agreement affect the balance of such provision.

12. Parties. This Agreement shall be binding upon and shall inure to the benefit of any successors or assigns to the Banks or the Corporation. Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement or any portion hereof.

13. Section 409A Application. This Agreement is intended to comply with the requirements of Section 409A of the Code (to the extent applicable) and the Employer agrees to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to the Executive. To the extent that any payments to be provided to the Executive under this Agreement result in the deferral of compensation under Section 409A of the Code, and if the Executive is a “Key Employee” as defined in Section 409A(a)(2)(B)(i) of the Code, then any such payments shall instead be transferred to a rabbi trust (which shall be created by the Employer, on terms reasonably acceptable to the Executive, as soon as administratively feasible following the occurrence of an event giving rise to the Executive’s right to such payment) and such amounts (together with earnings thereon in accordance with the terms of the trust agreement) shall be transferred from the trust to the Executive upon the earlier of (i) six months and one day after the Executive’s separation from service or (ii) any other date permitted under Section 409A of the Code. To the extent that any of the non-cash benefits provided to the Executive under this Agreement, including but not limited to the Welfare Benefits, result in the deferral of compensation under Section 409A of the Code and if the Executive is a “Key Employee” as defined in Section 409A(a)(2)(B)(i) of the Code, then the Employer shall, instead of providing such benefits to the Executive as set forth hereinabove, delay the proviso of such benefits until the earlier of (i) six months and one day after the Executive’s separation from service or (ii) such other date permitted under Section 409A of the Code; provided, however, on such date the Employer shall be required to pay to the Executive in one lump sum an amount equal to the after-tax costs of the benefits for the period during which the provision of the benefits was delayed as a result of the application of Code Section 409A.

14. Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. No waiver of any provision contained in this Agreement shall be effective unless it is in writing and signed by the party against whom such waiver is asserted. Notwithstanding the foregoing, in the event the provisions of this Agreement should be amended, modified or terminated in order to ensure compliance with Section 409A of the Code or in order to avoid the application of any penalties that may be imposed upon the Executive pursuant to Section 409A of the Code, the parties hereby agree that they will use their best efforts and will negotiate in good faith to cause this Agreement to be so amended, modified or terminated (and may do so retroactively) and to the extent reasonably possible, such amendment, modification or termination shall not have a material adverse economic effect on the Executive or the Employer.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Executive and by a duly authorized officer of each of the Banks and the Corporation as of the date first above written.

Witness:		EXECUTIVE:

J. Daniel Sizemore

BANKS:
Attest:		Vision Bank,
an Alabama banking corporation

By:		By:
Its:	Secretary	Its:
[Corporate Seal]

Attest:		Vision Bank,
a Florida banking corporation

By:		By:
Its:	Secretary	Its:
[Corporate Seal]

CORPORATION:
Attest:		Vision Bancshares, Inc.,
an Alabama corporation

By:		By:
Its:	Secretary	Its:
[Corporate Seal]

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